Attached to and made part of your group annuity contract

Between AXA EQUITABLE LIFE INSURANCE COMPANY

And

CHASE MANHATTAN BANK AS TRUSTEE UNDER THE MEMBERS RETIREMENT TRUST OF AXA EQUITABLE LIFE INSURANCE COMPANY AND THE POOLED TRUST FOR MEMBERS RETIREMENT PLAN OF AXA EQUITABLE LIFE INSURANCE COMPANY

For Employers and Employer Plan Trustees participating in the Contract, IT IS HEREBY AGREED that said contract is amended, effective immediately, as follows:

The following is added at the end of the existing definition of SOURCE in Part I of the Contract:

(g)           Roth Contributions

(h)           Roth rollover contributions

(i) Any other source that the Employer or Employer Plan Trustee agree to offer under the Employer Plan and report to AXA Equitable.

AXA EQUITABLE LIFE INSURANCE COMPANY

Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel


05MOROTH